FOR IMMEDIATE RELEASE
November 3, 2016

Genesis Energy, L.P. Reports Third Quarter 2016 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
Certain highlights of our results for the quarter ended September 30, 2016 included the following items:

*	We reported the following results for the third quarter of 2016 compared to the same quarter in 2015:

•
Net Income Attributable to Genesis Energy, L.P. of $32.1 million, or $0.28 per unit, for the third quarter of 2016 compared to $363.2 million, or $3.38 per unit, for the same period in 2015, representing a decrease of $331.1 million or 91%. After excluding the one-time non-cash gain of $335.3 million recognized in the third quarter of 2015 from a step up in basis to fair value of our historical interests as result of certain interests acquired in the acquisition of the offshore pipeline and services business of Enterprise Products Partners, L.P. and its affiliates (our "Enterprise acquisition"), Net Income Attributable to Genesis Energy, L.P. would have been $27.9 million for the third quarter of 2015.

•	Cash Flows from Operating Activities of $124.7 million for the third quarter of 2016 compared to $121.0 million for the same period in 2015, representing an increase of $3.7 million or 3%.

•
Available Cash before Reserves of $95.0 million in the third quarter of 2016, a decrease of $1.3 million over the prior year quarter, or 1%, providing 1.15 coverage for our quarterly distribution to unitholders attributable to that quarter, which is discussed below.

•
Adjusted EBITDA for the third quarter of 2016 was $131.8 million, an increase of $4.9 million, or 4%, over the prior year quarter. Our Adjusted Debt to Pro Forma EBITDA ratio is 4.95 as of September 30, 2016. These amounts are calculated and further discussed later in this press release.

*
On November 14, 2016, we will pay a total quarterly distribution of $82.6 million based on our quarterly declared distribution of $0.70 per unit attributable to our financial and operational results for the third quarter of 2016. This represents an increase in our distribution for the forty-fifth consecutive quarter.

Grant Sims, CEO of Genesis Energy, said, “Given the continuing challenging operating environment in the energy midstream space, we are very pleased with the financial performance of our diversified, yet increasingly integrated, businesses. Compared to the year earlier period, for EBITDA to be up some 4% in the aggregate, in the face of such headwinds, demonstrates the resiliency of our assets and especially our people.
Less than 5% of our total gross margin in the quarter was derived from minimum volume commitments or take-or-pay type agreements. To us, that’s a good thing. It means our customers and the market need our assets and services, even in what many have called a historic down cycle in the energy space.
We are, in essence, mechanically complete with our significant infrastructure projects in the Baton Rouge area and would expect to see meaningful contribution beginning to ramp in the fourth quarter. We are nearing completion with our repurposing project in Texas and would expect to see volume and financial contribution starting to ramp in the first quarter of 2017. At Raceland, in south Louisiana, we would expect to see volumes starting to ramp in mid-2017 as we will be fully capable of receiving and terminalling heavy crudes via rail and medium sour crudes via pipeline.
During the quarter we issued 8 million common units in a bought deal to bolster our liquidity and strengthen our balance sheet to maintain our financial flexibility. Absent these units, our coverage ratio would have been approximately 1.23 times our increased distribution to be paid on November 14th. We expect that, with the completion of our organic capital program, new projects coming on stream will increase EBITDA and provide additional cash flow which can be used to reduce debt. The combination of additional EBITDA and debt reduction starting next year will result in a decreasing leverage ratio. We issued no additional units under our at-the-market program and wouldn’t anticipate doing so absent a discrete opportunity.
Because of these financial steps, the continuing performance of our businesses in an extremely challenging environment and the growth we anticipate from our major organic projects which are substantially complete and paid for, we believe we are well positioned to continue to deliver long term value to all of our stakeholders while never losing our absolute commitment to safe and responsible operations.”
Financial Results
Segment Margin
Variances between the third quarter 2016 (the “2016 Quarter”) and the third quarter of 2015 (or “2015 Quarter”) in these components are explained below.
Segment results for the third quarters of 2016 and 2015 were as follows:

	Three Months Ended September 30,
	2016	2015
	(in thousands)
Offshore pipeline transportation	$86,557	$70,943
Onshore pipeline transportation	10,603	14,984
Refinery services	20,526	20,692
Marine transportation	16,697	26,583
Supply and logistics	6,957	7,508
Total Segment Margin	$141,340	$140,710

Offshore Pipeline Transportation Segment Margin for the 2016 Quarter increased $15.6 million, or 22%, from the 2015 Quarter. This increase is primarily due to our acquisition from Enterprise, which closed on July 24, 2015. As a result of our Enterprise acquisition, we obtained interests in approximately 2,350 miles of offshore crude oil and natural gas pipelines (including increasing our ownership interest in each of the Poseidon, SEKCO, and CHOPS pipelines) and six offshore hub platforms. The operating results of the offshore pipeline assets acquired from Enterprise continue to meet or exceed our expectations, with a net increase in volumes (compared to the third quarter of 2015) for the most significant of those offshore crude oil pipelines.
Onshore Pipeline Transportation Segment Margin for the 2016 Quarter decreased $4.4 million, or 29%. This was primarily the result of decreased volumes on our Texas pipeline system, particularly delivery volumes to the Texas City refining market. We believe such lower volumes to historical customers will last indefinitely as those customers have made alternative arrangements as a result of our endeavors to expand, extend and repurpose our facilities into longer lived, higher value service. In addition, our Louisiana system experienced lower volumes between the respective quarters, as a major refinery customer emerged from a turnaround during the 2016 Quarter. As such, we anticipate a ramp up in such volumes during the fourth quarter. Volume variances on our other onshore pipeline systems had a less significant impact on the decrease in tariff revenues between the respective quarters due to a mix of tariff rates amongst these systems and less significant decreases in volumes.
Refinery Services Segment Margin for the 2016 Quarter decreased $0.2 million, or 1%. NaHS volumes increased, primarily driven by an increase in sales volumes to our South American mining customers relative to the 2015 quarter. Sales volumes between quarters to customers in South America can fluctuate due to the timing of third party vessels available to transport bulk deliveries. The pricing in our sales contracts for NaHS typically includes adjustments for fluctuations in commodity benchmarks (primarily caustic soda), freight, labor, energy costs and government indexes. The frequency at which those adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which we are able to apply such adjustments may vary due to timing or other factors such as competitive pressures, which had a negative effect on margin realized from NaHS sales for the 2016 quarter and when combined with decreased sales of caustic soda, offset the increase in NaHS sales volumes and revenues.
Marine Transportation Segment Margin for the 2016 Quarter decreased $9.9 million, or 37%, from the 2015 Quarter. The decrease in Segment Margin is primarily due to a combination of lower utilization and lower day rates across our various marine asset classes, excepting the M/T American Phoenix which is under long term contract through September 2020. In our offshore barge fleet, as a number of our units have come off longer term contracts, we have chosen to primarily place them in spot service or short-term (less than a year) service, as we believe the day rates currently being offered by the market are at, or approaching, cyclical lows. In our inland fleet, we saw somewhat of a strengthening in utilization and stabilization in spot day rates towards the end of the quarter, especially in the black oil, or heavy, intermediate refined products trade, the trade to which we have almost exclusively committed our inland barges.

Supply and Logistics Segment Margin decreased by $0.6 million, or 7%, between the two quarters. In the 2016 Quarter, the decrease in Segment Margin is primarily due to lower demand for our services, compared to the 2015 Quarter, in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points. We have found it difficult to compete with certain participants in the market who are willing to lose money on such local gathering because they are attempting to minimize their losses from minimum volume or take-or-pay commitments they previously made in anticipation of new production that has not yet and is unlikely to come online. In addition, a portion of this decrease can be attributed to decreased rail volumes. While rail volumes were down compared to the 2015 Quarter, our results reflect the beginning of a ramp up as a major refinery customer supported by our Baton Rouge facilities emerged from a refinery turnaround during the 2016 Quarter and we expect this ramp up to continue into the fourth quarter. These decreases were partially offset by the improved performance of our now right-sized heavy fuel oil business after reducing volumes and related infrastructure to match new market realities resulting from the general lightening of refineries' crude slates which has resulted in a better supply/demand balance between heavy refined bottoms and domestic coker and asphalt requirements.

Other Components of Net Income
In the 2016 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $32.1 million compared to $363.2 million in the 2015 Quarter.
Net income is impacted similarly by the overall increase in Segment Margin previously discussed, which was principally due to the contributions from the offshore Gulf of Mexico assets acquired in our Enterprise acquisition. The 2015 quarter also included a $335.3 million non-cash gain we recognized resulting from a step up in basis to fair value of our historical interests in certain of our equity investees (CHOPS and SEKCO) as a result of our acquiring the remaining interest in those equity investees when we completed our Enterprise acquisition in July 2015. In addition, depreciation and amortization expense increased $13.1 million between the quarterly periods primarily as a result of the effect of acquiring assets and placing constructed assets in service during calendar 2015 (including the offshore pipelines and services assets acquired as a result of our Enterprise acquisition) and 2016.
In addition, interest costs for the 2016 Quarter increased by $5.1 million from the 2015 Quarter primarily due to an increase in our average outstanding indebtedness from acquired and constructed assets (primarily related to additional debt outstanding as a result of financing our Enterprise acquisition). Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.
General and administrative expenses included in net income decreased by $15.6 million. This decrease is primarily due to higher 2015 third party costs related to business development and growth activities, i.e. financing, legal, accounting and business development activities surrounding the Enterprise acquisition as previously discussed.

Distributions

We have increased our quarterly distribution rate for the forty-fifth consecutive quarter. Distributions attributable to each quarter of 2016 and 2015, are as follows:

Distribution For	Date Paid	Per Unit Amount
2016
3rd Quarter	November 14, 2016	$0.7000
2nd Quarter	August 12, 2016	$0.6900
1st Quarter	May 13, 2016	$0.6725
2015
4th Quarter	February 12, 2016	$0.6550
3rd Quarter	November 13, 2015	$0.6400
2nd Quarter	August 14, 2015	$0.6250
1st Quarter	May 15, 2015	$0.6100

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, November 3, 2016, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES	$460,050	$572,334	$1,284,440	$1,755,518

COSTS AND EXPENSES:
Costs of sales	339,394	459,567	929,909	1,505,169
General and administrative expenses	11,212	26,799	34,716	54,852
Depreciation and amortization	54,265	41,170	156,800	96,500
OPERATING INCOME	55,179	44,798	163,015	98,997
Equity in earnings of equity investees	12,488	14,260	35,362	48,440
Interest expense	(34,735)	(29,617)	(104,657)	(66,737)
Gain on basis step up on historical interest	—	335,260	—	335,260
Other income/(expense), net	—	—	—	(17,529)
INCOME BEFORE INCOME TAXES	32,932	364,701	93,720	398,431
Income tax expense	(949)	(1,292)	(2,959)	(3,142)
NET INCOME	31,983	363,409	90,761	395,289
Net income (loss) attributable to noncontrolling interests	118	(195)	370	(195)
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$32,101	$363,214	$91,131	$395,094
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.28	$3.38	$0.81	$3.93
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	115,718	107,617	111,906	100,653

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS (1)	190,613	176,479	200,753	171,774
Poseidon (1)	263,519	264,862	259,446	256,277
Odyssey (1)	107,252	90,419	106,622	63,536
GOPL	6,287	17,049	5,839	14,028
Offshore crude oil pipelines total	567,671	548,809	572,660	505,615

SEKCO (1)	82,022	78,008	73,225	56,962

Natural gas transportation volumes (MMbtus/d) (1)	775,546	727,295	656,452	727,295

Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	11,529	68,675	41,708	70,815
Jay	15,119	17,547	14,494	17,041
Mississippi	9,503	16,963	10,607	16,246
Louisiana	30,814	38,738	26,865	28,042
Wyoming	9,772	7,702	10,003	7,702
Onshore crude oil pipelines total	76,737	149,625	103,677	139,846
CO2 pipeline (Mcf/day)
Free State	88,026	145,947	101,157	167,805

Refinery Services Segment
NaHS (dry short tons sold)	34,299	30,721	96,116	95,654
NaOH (caustic soda dry short tons sold)	19,653	23,907	59,802	67,223

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	87.6%	97.6%	91.4%	97.7%
Offshore Fleet Utilization Percentage (2)	96.2%	99.9%	91.2%	99.8%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	64,292	89,516	66,725	94,571
Rail load/unload volumes (barrels/day) (3)	13,091	37,767	13,344	24,043

(1) Volumes for our equity method investees are presented on a 100% basis. As of July 24, 2015 we owned 100% of CHOPS and SEKCO and 64% of Poseidon. As our SEKCO volumes ultimately flow into Poseidon and thus are included within our Poseidon volume statistics, we have excluded them from our total for Offshore crude oil pipelines.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.
(3) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$3,447	$10,895
Accounts receivable - trade, net	210,808	219,532
Inventories	70,199	43,775
Other current assets	27,322	32,114
Total current assets	311,776	306,316
Fixed assets, net	4,198,266	3,931,979
Investment in direct financing leases, net	134,640	139,728
Equity investees	417,214	474,392
Intangible assets, net	210,713	223,446
Goodwill	325,046	325,046
Other assets, net	57,829	58,692
Total assets	$5,655,484	$5,459,599
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$128,189	$140,726
Accrued liabilities	114,030	161,410
Total current liabilities	242,219	302,136
Senior secured credit facility	1,167,000	1,115,000
Senior unsecured notes	1,811,633	1,807,054
Deferred tax liabilities	24,644	22,586
Other long-term liabilities	227,879	192,072
Partners' capital:
Common unitholders	2,190,829	2,029,101
Noncontrolling interests	(8,720)	(8,350)
Total partners' capital	2,182,109	2,020,751
Total liabilities and partners' capital	$5,655,484	$5,459,599

Units Data:
Total common units outstanding	117,979,218	109,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2016	2015
Total Segment Margin (1)	$141,340	$140,710
Corporate general and administrative expenses	(10,420)	(25,940)
Non-cash items included in general and administrative costs	614	(585)
Cash expenditures not included in Adjusted EBITDA	363	12,766
Cash expenditures not included in net income	(86)	(50)
Adjusted EBITDA	131,811	126,901
Depreciation and amortization	(54,265)	(41,170)
Interest expense, net	(34,735)	(29,617)
Cash expenditures not included in Adjusted EBITDA or net income	(277)	(12,716)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(9,063)	(7,962)
Non-cash legacy stock appreciation rights plan expense	113	553
Gain on step up of historical basis in CHOPS and SEKCO	—	335,260
Other non-cash items	(534)	(6,743)
Income tax expense	(949)	(1,292)
Net income attributable to Genesis Energy, L.P.	$32,101	$363,214

(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2016	2015
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$32,101	$363,214
Depreciation and amortization	54,265	41,170
Cash received from direct financing leases not included in income	1,586	1,448
Cash effects of sales of certain assets	120	343
Effects of distributable cash generated by equity method investees not included in income	9,063	7,962
Cash effects of legacy stock appreciation rights plan	(86)	(50)
Non-cash legacy stock appreciation rights plan expense	(113)	(553)
Expenses related to acquiring or constructing growth capital assets	363	12,766
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	(571)	(192)
Maintenance capital utilized (1)	(1,885)	(1,044)
Non-cash tax expense	649	992
Gain on step up of historical basis	—	(335,260)
Other items, net	(480)	5,512
Available Cash before Reserves	$95,012	$96,308
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $7.9 million and $10.0 million, respectively.

	Three Months Ended September 30,
	2016	2015
	(in thousands)
Cash Flows from Operating Activities	$124,725	$121,026
Maintenance capital utilized (1)	(1,885)	(1,044)
Proceeds from asset sales	120	343
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,571)	(1,941)
Effects of available cash from joint ventures not included in operating cash flows	4,801	7,870
Net effect of changes in operating accounts not included in calculation of Available Cash before Reserves	(26,834)	(42,420)
Non-cash effect of equity based compensation expense	(2,047)	(2,246)
Expenses related to acquiring or constructing growth capital assets	363	12,766
Other items affecting available cash	(1,660)	1,954
Available Cash before Reserves	$95,012	$96,308
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $7.9 million and $10.0 million, respectively.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities	$124,725	$121,026
Interest Expense	34,735	29,617
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,571)	(1,941)
Effects of available cash from equity method investees not included in operating cash flows	4,801	7,870
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	(26,834)	(42,420)
Non-cash effect of equity based compensation expense	(2,047)	(2,246)
Expenses related to acquiring or constructing growth capital assets	363	12,766
Other items, net	(1,361)	2,229
Adjusted EBITDA	$131,811	$126,901

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	September 30, 2016
Senior secured credit facility	$1,167,000
Senior unsecured notes	1,811,633
Less: Outstanding inventory financing sublimit borrowings	(48,000)
Less: Cash and cash equivalents	(3,447)
Adjusted Debt (1)	$2,927,186

	Pro Forma LTM
	September 30, 2016
LTM Adjusted EBITDA (as reported) (2)	$536,683
Acquisitions and material projects EBITDA adjustment (3)	54,469
Pro Forma EBITDA	$591,152

Adjusted Debt-to-Pro Forma EBITDA	4.95	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P, was $27.4 million for the fourth quarter of 2015, $35.3 million for the first quarter of 2016 , $23.7 million for the second quarter of 2016, and $32.1 million for the third quarter of 2016. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges (other than certain non-cash equity based compensation expense), depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516